Exhibit 23.1

Consent of Registered Independent Auditors

Board of Directors

Heartland Oil and Gas Corporation

Denver, Colorado

We hereby consent to the incorporation by reference in this 10KSB to our report dated April 16, 2007 (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern) of Heartland Oil and Gas Corporation for the year ended December 31, 2006 and to all references to our firm included in this 10KSB.

KBL, LLP

KBL, LLP

Certified Public Accountants and Advisors

April 16, 2007

67 Wall Street, 22nd Floor, New York, NY 10005	212.785-9700